 LICENSE AGREEMENT

This License Agreement (“Agreement”) is made as of this 3rd day of September, 2009 (the “Effective Date”), by and between Cleveland BioLabs, Inc., a Delaware corporation with its principal place of business at 73 High Street Buffalo, NY 14203, U.S.A. (“Licensor”) and Zhejiang Hisun Pharmaceutical Co., Ltd., a corporation organized under laws of People’s Republic of China, with its principal office at 46 Waisha Road Jiaojiang District, Taizhou City Zhejiang Province (“Licensee”).

WITNESSETH

WHEREAS, Licensor is the assignee of certain patent applications (“Patents,” as more fully defined below) related to Licensor’s drug candidate Protectan CBLB612 as developed by Licensor;

WHEREAS, Licensee wishes to obtain, and Licensor wishes to grant to Licensee and its Affiliates (as defined below), an exclusive license in the Territory (as defined below) under the Patents for the development and commercialization of Licensed Products for the Field (as defined below); and

WHEREAS, Licensee and Licensor acknowledge that there is substantial additional formulation and clinical work to be done in order to successfully develop and commercialize the Licensed Products.

NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

1.            Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control of either party hereto. For purposes of this definition, control shall mean direct or indirect ownership of more than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

“Agreement” has the meaning ascribed to such term in the preamble.

“Confidential Information” means any and all information or data relating to any Licensed Product(s) which a party (“Discloser”) directly or indirectly discloses to the other party (“Receiver”), its employees or representatives, or is conceived or reduced to practice during the Term by Discloser or its agents, whether in writing, orally or by observation, including all scientific, clinical, technical, commercial, financial and business information and Know-How, and other information or data which are considered confidential in nature by Discloser. The Confidential Information of Licensee shall also include: (i) the fact that Licensee intends to develop, use or market any particular product, process or system; and (ii) all information concerning the business, products, marketing efforts, technology or finances of Licensee within the Territory.  However, Confidential Information shall not include information or any portion thereof which:

(a)           is known to Receiver at the time of disclosure and documented by written records made prior to the date of this Agreement;

(b)           is subsequently disclosed to Receiver without any obligations of confidence by an unaffiliated third person who has not obtained it directly or indirectly from Discloser and who has the right to make such disclosure;

(c)           becomes published or otherwise part of the public domain;

(d)           is independently developed by or for Receiver by person(s) having no knowledge of or access to such information and without breach of any confidentiality obligation as evidenced  by its written records; or

(e)           is required to be disclosed by legal, regulatory, statutory or governmental process or authorities, provided in each case Receiver promptly informs Discloser and uses its best efforts to limit the disclosure and to maintain confidentiality to the maximum extent possible and permits Discloser to attempt by appropriate legal means to limit such disclosure.

          The contents of the Exhibits to this Agreement shall constitute Confidential Information.

“Confidentiality Procedures” has the meaning ascribed to such term in Section 8.3 of this Agreement.

“Deductions” has the meaning ascribed to such term in the definition of “Net Sale” in this Section 1.

“Discloser” has the meaning ascribed to such term in the definition of “Confidential Information” in this Section 1.

“Dispute” has the meaning ascribed to such term in Section 14.3.

“Effective Date” has the meaning ascribed to such term in the preamble.

“Field” means all human therapeutic, prophylactic, and diagnostic uses of Licensed Products for cancer and other diseases.

“Improvement” means any addition, development, modification, enhancement and adaptation that directly relates to or is used directly in connection with the Patents or a Licensed Product.  Ownership of Improvements shall be as set forth in Section 5.4.

“including” and its variants mean including without limitation.

“Indemnitees” has the meaning ascribed to such term in Section 7.1.

“Know-How” means any proprietary technology, information, methods of use, processes techniques or ideas or inventions (other than the Patents) owned, possessed or used by Licensor as of the Effective Date and during the Term of this Agreement that is directly related to or used in connection with the Technology, including all trade secrets and any other technical information relating to the development, use or sale of Licensed Products.

“Liabilities” has the meaning ascribed to such term in Section 7.1.

“Licensed Product” means any material, product, kit, service, process, procedure that (i) is covered by at least one Valid Claim, or (ii) contains any of the chemical compounds set forth in Exhibit A attached hereto and incorporated herein by reference, or (iii) whose manufacture, use, offer for sale or sale would constitute, but for the license granted herein, an infringement of any Valid Claim.

“Licensee” has the meaning ascribed to such term in the preamble.

“Licensee Improvement” has the meaning ascribed to such term in Section 5.4(a).

“Licensor” has the meaning ascribed to such term in the preamble.

“Licensor Improvement” has the meaning ascribed to such term in Section 5.4(b).

“Net Sales” means the gross invoice price for the sale, license, sublicense, or other transfer (whether by Licensee, any Affiliate, or sublicensee) of Licensed Products to unrelated current and future third parties, including pharmaceutical wholesalers, pharmacies, hospitals, or dispensing physicians, less any of the following charges or expenses (“Deductions”):

(a)           credits or allowances actually given or made for rejection, recall or return of previously sold Licensed Products;

(b)          any reasonable freight, postage, transportation, insurance, tax, or government charge, duty or assessment (including any tax such as a value added or similar tax or charge) levied on the sale, transportation or delivery of Licensed Products when included on the invoice or other written document for such transaction and paid by the transferee of the Licensed Product and collectable by Licensee, its Affiliate or sub-licensee; and

(c)           Licensee’s actual costs incurred in its conduct of pre-clinical studies, clinical studies and preparation for manufacturing, such costs not to exceed eight million dollars ($8,000,000).

Net Sales shall not include reasonable quantities delivered solely for research purposes, clinical trials, or as samples or promotions.

“New Drug Approval” means the approval issued to Licensee or any Affiliate or sublicensee of Licensee by the competent Regulatory Authority in the Territory approving the manufacture and commercial sale of a Licensed Product(s) by Licensee or any Affiliate or sublicensee of Licensee within the Territory.

“New Drug Production” means such time as Licensee or any Affiliate or sublicensee of Licensee has or is ready under the applicable law of the Territory to produce a Licensed Product for commercial sale, license, or use.

“New Drug Protection Licensed Period” means a five (5)-year period of time as permitted by the Regulatory Authority of the PRC in which no drug competitive with a Licensed Product can be sold in the PRC.

“Patents” means the patent applications, any patents issuing therefrom and patents listed in Exhibit B hereto and any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisionals, continuations, continuations-in-part whose subject matter is claimed in the parent application, or supplementary protection certificates owned by or licensed to (with the right to sublicense) Licensor during the Term directly relating to the Licensed Products or any Improvements.

“Receiver” has the meaning ascribed to such term in the definition of “Confidential Information” in this Section 1.

“Regulatory Approval” means all governmental approvals and authorizations necessary for the manufacture and commercial sale of each Licensed Product in the Territory or part thereof, including marketing authorization, pricing approval and pricing reimbursement, as applicable.

“Regulatory Authority” means the State Food and Drug Administration of the People’s Republic of China or any successor entity as well as the Ministry of Commerce of the People’s Republic of China and its local counterparts in the Territory and any other appropriate governmental agency under which a registration, license, permit or other authorization is required to carryout the intent of this Agreement.

“Report” has the meaning ascribed to such term in Section 3.1 of this Agreement.

“Security Measures” has the meaning ascribed to such term in Section 8.3 of this Agreement.

“Technology” means the Patents and Know-How.

“Term” means the period commencing on the Effective Date and terminating as set forth in Article 9 below.

“Territory” means the People’s Republic of China, Taiwan, Hong Kong and Macau.

“Trademark” means any trademark or service mark registered or otherwise used by Licensor, including, but not limited to, Licensor’s business name, the Protectan CBLB612 name and mark and all variations thereof.

“Valid Claim” means a claim of: (i) an issued patent included in the Patents which has not been declared invalid in a final, unappealable decision of a court of appropriate jurisdiction, or (ii) a pending patent application included in the Patents which is being diligently prosecuted by or on behalf of Licensor and has not been formally terminated or abandoned without issuance of a patent.

“Work Plan” means each “Commercialization Plan” specific to each Licensed Product setting forth the plan to develop, obtain regulatory approval and sell such Licensed Product as attached hereto as Exhibit C and as updated from time to time pursuant to Section 5.1(b).

2.            License.

2.1          License Grant. Subject to the terms of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, for itself and its Affiliates, an exclusive, sublicensable, royalty-bearing right and license under the Technology to: (i) develop, make, have made, use, offer for sell, sell, and have sold Licensed Products and Improvements thereto, including co-promotion and co-marketing; and (ii) apply for and obtain Regulatory Approvals, all as may be required to manufacture and commercialize Licensed Products for the Field in the Territory.  It is understood that any issued Patents will be subject to the license rights granted in this Section 2.

3.            Consideration.

3.1          Royalty Payments.

(a)           Licensee shall pay to Licensor a royalty on Net Sales of ten percent (10%) for the Term. Notwithstanding the foregoing, in the event that no Patent issues in the Territory, Licensee shall pay to Licensor a royalty on Net Sales of five percent (5%).  If at any time a Patent does issue in the Territory the royalties payable by Licensee shall automatically increase to ten percent (10%) of Net Sales occurring on or after the date that the Patent issues.

(b)           Licensee and its Affiliates, shall keep complete and accurate records containing all information required for the computation and verification of the royalties to be paid hereunder.

(c)           Within twenty (20) days after each calendar quarter beginning on the date of the first Net Sale, Licensee shall deliver to Licensor a written report of Net Sales of the Licensed Product for such calendar quarter and a calculation of the royalties due to Licensor.  Such statement of account (“Report”) shall show the applicable Net Sales, broken down on a Licensed-Product-by-Licensed-Product basis and shall itemize allowed Deductions.  The Report delivered by January 20 of each year shall also show a summary for the previous year. Payment of royalties due shall accompany each Report.  If no royalties are due, the Report shall so state and the reasons therefor.

(d)           All royalties due shall be paid in United States Dollars.  All royalties due shall be converted (for the purposes of calculation and payment) into equivalent United States funds at the exchange rate published by The Wall Street Journal (New York edition) nearest to the last business day of the reporting period.

(e)           Payment of royalties shall be subject to any restrictions imposed by the local government.  If foreign exchange is not freely available, Licensor has the option to accept payment in the currency of the country from which royalties are due. If a withholding or other tax is imposed on a royalty payment due, the amount of royalty payable shall be the amount due less the amount of such tax actually paid, Licensee shall cooperate with Licensor, including by filing any necessary papers, to allow Licensor to recover any such withheld royalty pursuant to any tax treaty or other method.

(f)           Licensee shall, upon fifteen (15) days’ written request of Licensor, permit an independent public accountant selected by Licensor to have access during ordinary business hours to examine such records as may be necessary to determine either the accuracy of any Report or the sufficiency of any royalty payment made under this Agreement.

3.2          Product Development Payments. As partial consideration for the license grant, as set forth in Section 2.1, by Licensor to Licensee of Know-How that is developed after the Effective Date by Licensor, Licensee shall pay to Licensor the following amounts for the purpose of further development of the Protectan technology:

(a)           $1,000,000.00 within thirty (30) days from the Effective Date.

(b)           $650,000.00 within ninety (90) days following the payment made pursuant to Section 3.2(a).

3.3          Payment Term.  If any payment due hereunder is not paid when due, such payment shall be subject to a late charge from the date due until paid calculated at the rate of one percent (1.0%) per month.  All payments due hereunder shall be paid in United States Dollars and shall be paid via money transfer of readily available funds to such account or accounts as Licensor shall specify from time to time.

3.4          Exceptions.  The Patents and Know-How have not been contained in the list of prohibited and restricted imported technologies of the People’s Republic of China.  However, as provided in Articles 16, 17, and 18 of the Foreign Trade Law of the People’s Republic of China, if the Patents and Know-How are prohibited from being imported and this Agreement risks becoming invalid, the parties shall immediately take all actions, including filing documents required to withdraw any of the applications filed with the Regulatory Authority.  If the technology and products and processes underlying the licensed Patents and Know-How may not be imported, Licensor shall assist Licensee to take the actions necessary to allow such importation and Licensee, at its option and in good faith, may terminate the Agreement.

4.            Information.

4.1          Conveyance of Information.  Promptly after receipt of the payment set forth in Section 3.2(a) Licensor shall disclose to Licensee the complete text of, and all other information in its possession or control directly related to all Patent, including but not limited to, to the extent such information is available, 1) All related Published papers and Patents of CBLB 612; 2) CBLB 612 lipoprotein synthesis route(in detail) including all the process and scale up of isolation, purification and lipid modification etc; 3) Physicochemical properties and Pre-formulation; 4) Mechanism of Action; 5) In vitro and In vivo efficacy studies( mice and monkey) Including comparative studies with other marketing drugs( AMD 3100, C-GSF); 6) ADME studies; 7) Safety and Toxicology assessment; 8) Summary. Within thirty (30) days after the date Licensee is awarded the New Drug Production status by the Regulatory Authority, Licensor shall convey to Licensee manufacturing technology and current US clinical data and related Know-How in Licensor’s possession directly related to the Licensed Products. Each party shall provide a written report (each such report a “Status Report”) setting forth the results of any tests, including clinical data, conducted by such party to the other party (i) on a quarterly basis beginning on January 1, 2010, and (ii) upon the other party’s reasonable request.  Each Status Report shall set forth the results of any tests, including clinical data, collected by the reporting party for the interim time period beginning on the date of the prior Status Report.

4.2           Assistance. Commencing on the Effective Date, Licensor has the exclusive right to assist Licensee in connection with Licensee’s submission to the Regulatory Authority to the extent related to the Licensed Products or Technology. Licensor will use commercially reasonable efforts to provide Licensee information and documents in Licensor’s possession and control (including any certificates regarding Licensor’s legal status) and such other assistance as reasonably required by Licensee for regulatory purposes in connection with this Agreement; provided, that in no event shall Licensor be obligated to incur expenses as a result of providing such assistance and Licensor shall be reimbursed for actual employee time and costs incurred by Licensor at the rates set forth in Exhibit D. The rates set forth on Exhibit D shall be updated by Licensor on a yearly basis.  Notwithstanding the foregoing, Licensee shall be provided at least one time on-site assistance, free of charge (except travel expenses).

4.3          Consulting Services and Future Assistance.

(a)           Consulting Services.  Commencing on the Effective Date and in addition to the assistance provided by Licensor pursuant to Section 4.3, in connection with Licensee’s development of the Technology, Licensor shall provide to Licensee such consulting services as the parties may be mutually agreed to from time to time.  The scope of all such consulting services to be provided by Licensor shall be evidenced by one or more work orders, which shall be agreed to by both parties prior to the commencement of such consulting services. Licensor shall provide such consultation services at the rates set forth in Exhibit D.

(b)           Future Assistance.  Licensor agrees to provide such future assistance and technical support as Licensee may reasonably request in connection with Licensee’s development, scale up and commercialization of Licensed Product. Licensor shall provide such future assistance and technical support at the rates set forth in Exhibit D.

4.4          Expenses.

(a)           Licensee shall reimburse Licensor for all travel and other expenses incurred in connection with the performance of services by Licensor pursuant to Section 4.2 or Section 4.3.  To the extent any travel for the performance of services pursuant to Section 4.2 or Section 4.3 requires travel in excess of six (6) hours, Licensee agrees to reimburse Licensor for the cost of business class accommodations for such travel.

(b)           To the extent Licensor requests Licensee to consult with or provide other services to Licensor, Licensor shall reimburse Licensee for all travel and other expenses incurred in connection with the performance of services by Licensee. To the extent any travel for the performance of services requires travel in excess of six (6) hours, Licensor agrees to reimburse Licensee for the cost of business class accommodations for such travel.

4.5          Payment Terms.  Licensor shall invoice Licensee for all services rendered and expenses incurred pursuant to Sections 4.2, 4.3 and 4.4 on a monthly basis.  Licensee shall pay such invoice(s) within thirty (30) days of Licensee’s receipt of such invoice(s).  The payment terms set forth in Section 3.3 shall apply to all payments made pursuant to this Article 4.

5.            Commercialization; Ownership; Improvements; Future Performance.

5.1          Commercialization.

(a)           Licensee shall use its best efforts to develop and commercialize the Licensed Products in the Territory, including obtaining the New Drug Approvals, marketing, and entering into any co-marketing, distribution and/or co-promotion arrangements.  Within thirty (30) days from the Effective Date, Licensee shall submit a reasonably satisfactory Work Plan to Licensor setting forth its plan to commercialize the Licensed Products with reasonable timelines. Licensee shall have sole responsibility for implementing the Work Plan at its own expense.  The Work Plan shall be attached hereto as Exhibit C, and shall be amended from time to time pursuant to Section 5.1(b).

(b)           Representatives of Licensor and Licensee shall meet for informational purposes at least on a semi-annual basis to review the progress of the Work Plan.  Licensee shall provide an updated Work Plan to Licensor after each such informational meeting.

5.2          Manufacturing.  Licensee and its Affiliates have sole responsibility for manufacturing Licensed Products or having Licensed Products manufactured for it by a third party manufacturer in the Territory and the Field approved by Licensor in its sole discretion.  Licensee will manufacture the Licensed Products according to the specifications set forth in Exhibit A-1. The Exhibit A-1 shall be amended from time to time by Licensee in its sole discretion.

5.3          Ownership.  Licensor shall remain the owner of the Patents and Know-How.

5.4          Improvements.

(a)           Licensee Improvements.  All Improvements and related intellectual property that come into existence during the Term, including any clinical data and documentation, and which relate to or are derived from work done by or for Licensee or any Affiliate or sublicensee of Licensee without any contribution by Licensor or any of its Affiliates, contractors, or agents (each, a “Licensee Improvement”), shall be deemed the property of Licensee and shall be free from the interference of Licensor.  Licensee, on behalf of itself and any applicable Affiliate or sublicensee, hereby grants Licensor an irrevocable, non-exclusive, sublicensable, fully paid license in all areas of the world outside of the Territory to develop, make, have made, use, offer for sale, sell and have sold the Licensee Improvements.

(b)           Licensor Improvements.  All Improvements and related intellectual property that come into existence during the Term, including any clinical data and documentation, and which relate to or are derived from work done by or for Licensor or any Affiliate or sublicensee of Licensor without any contribution by Licensee or any of its Affiliates, contractors, or agents (each, a “Licensor Improvement”), shall be deemed the property of Licensor and shall be free from the interference of Licensee.  Licensor, on behalf of itself and any applicable Affiliate hereby grants Licensee an exclusive, sublicensable, fully paid license in the Territory to develop, make, have made, use, offer for sale, sell and have sold the Licensor Improvements.

(c)           Joint Improvements/Inventions.  All Improvements, inventions, know-how and related intellectual property that come into existence during the Term, including any clinical data and documentation, which relate to or are derived from work done by or for Licensee or any Affiliate or sublicensee jointly with Licensor (i.e., with a contribution by Licensor or any of its respective Affiliates, contractors, or agents) shall be deemed the joint property of Licensor and Licensee, both Licensor and Licensee can use it free.

5.5          Clinical Data.  Licensee, on behalf of itself and any applicable Affiliate or sublicensee, hereby grants to Licensor an irrevocable, non-exclusive right to use the clinical data related to the Technology owned by Licensee in connection with obtaining FDA or other similar government approvals of current or future products. Licensor, on behalf of itself and any applicable Affiliate or any third party licensed by licensor, hereby grants to Licensee an irrevocable, non-exclusive right to use the clinical data related to the Technology owned by Licensor in connection with obtaining Regulatory Authority approvals of current or future products.

5.6          Site Inspection and Monitoring.  Upon the delivery of five (5) days’ prior written notice, Licensor shall have the right to visit the facilities of Licensee for the purposes of meeting with Licensee’s representatives, and inspecting the clinical trials, research and development efforts, and sales and distribution of the Licensed Products.

5.7          Right to Negotiate. If at any time during the one (1) year period after the first commercial sale of any Licensed Product Licensee: (i) believes it has achieved significant progress and results in its commercialization of Licensed Products and a return to Licensor, and (ii) desires to negotiate for the right to expand its license rights granted hereunder beyond the Territory, Licensee shall so inform Licensor, and the parties will negotiate in good faith for up to thirty (30) days thereafter about such expansion.

6.            Representations and Warranties.

6.1          Representations and Warranties of Licensor. Licensor represents and warrants that it is duly organized, validly existing and in good standing under the laws of the state of Delaware; that it has full corporate power and authority to enter into and deliver this Agreement and to carry out its provisions; that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement; that it is the lawful owner or licensee of the Technology and therefore has the right to grant the rights granted by it herein; that the compound descriptions related to the Technology and provided to Licensee are the same as those compound descriptions used by Licensor in its own research activities; that to Licensor’s knowledge the Patent and Know-How has actual effect; and; that it has not licensed and will not license the Patent and Know-How to any third party in the Territory.

6.2          Representations and Warranties of Licensee. Licensee represents and warrants that it is duly organized, validly existing and in good standing under the laws of People’s Republic of China; that it has full corporate power and authority to enter into and deliver this Agreement and to carry out its provisions; that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement; that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and that the execution, delivery, and performance of this Agreement by it does not require the consent, approval, or authorization of (except that this Agreement is required under the Law of the People’s Republic of China to be registered with the Ministry of Commerce of the People’s Republic of China or its local counterpart) any governmental agency or Regulatory Authority.

7.            Indemnification.

7.1          Indemnification by Licensee.  Licensee shall indemnify and hold Licensor and its Affiliates, directors, officers, employees and agents (collectively, “Indemnitees”) harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including reasonable legal fees, whether incurred as the result of a third party claim or a claim to enforce this provision) (collectively, “Liabilities”) incurred by or instituted or rendered against any Indemnitee arising out of or in connection with: (i) any act or omission of Licensee, any of its Affiliates, or any sublicensee (including any direct or indirect exercise of Licensee’s rights hereunder) or Licensee's material breach of this Agreement, except to the extent such third party claims arise out of the gross negligence or willful misconduct of an Indemnitee and provided that Licensor gives Licensee notice in writing of any such claim or lawsuit within thirty (30) days of the date Indemnitee is first notified in writing of such claim or lawsuit, provided, however, that the failure of Indemnitee to give such prompt written notice shall not affect the liability of Licensee, except to the extent that the rights of Licensee to defend itself or to cure or mitigate any Liabilities are actually prejudiced thereby.  In any such claim or lawsuit:

(a)           Licensor will cooperate in the defense by providing access to witnesses and evidence available to it. Licensor has the right to participate, at its expense, in any defense to the extent that in its reasonable judgment Licensor may be prejudiced by Licensee's sole defense thereof;

(b)           With respect to this Agreement, Licensor shall not settle, offer to settle or admit liability in any claim or suit in which Licensor intends to seek indemnification by Licensee without the written consent of a duly authorized officer of Licensee;

(c)           Licensee shall not settle or otherwise compromise any such lawsuit or claim without the prior written consent of Licensor if such settlement or compromise would require any monetary compensation from, or adversely affect any interest or right of, any Indemnitee; and

(d)           Licensee shall use the rights licensed hereunder from Licensor in accordance with terms and conditions hereof. If Licensee is accused of infringement by a third party, Licensee shall notify Licensor immediately, and, at Licensor’s expense, Licensor shall cooperate with Licensee to remove the obstacles.

7.2          Indemnification by Licensor.  Licensor shall indemnify and hold Licensee and its Affiliates, directors, officers, employees and agents (collectively, “Indemnitees”) harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including reasonable legal fees, whether incurred as the result of a third party claim or a claim to enforce this provision) (collectively, “Liabilities”) incurred by or instituted or rendered against any Indemnitee arising out of or in connection with: (i) any act or omission of Licensor, any of its Affiliates or Licensor's material breach of this Agreement, except to the extent such third party claims arise out of the gross negligence or willful misconduct of an Indemnitee and provided that Licensee gives Licensor notice in writing of any such claim or lawsuit within thirty (30) days of the date Indemnitee is first notified in writing of such claim or lawsuit, provided, however, that the failure of Indemnitee to give such prompt written notice shall not affect the liability of Licensor, except to the extent that the rights of Licensor to defend itself or to cure or mitigate any Liabilities are actually prejudiced thereby.

7.3          Reportable Occurrences. Each party shall advise the other promptly of any occurrence which is reported or reportable by it to any Regulatory Authority relating in any way to the subject matter of this Agreement, including any Licensed Product(s).

7.4          Limitation.  EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE 7, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, EFFICACY, AND NON-INFRINGEMENT. EXCEPT FOR VIOLATIONS OF ARTICLE  8 AND AMOUNTS FINALLY AWARDED FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS UNDER THIS SECTION 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

8.            Confidentiality and Non-Disclosure.

8.1          Nondisclosure. Receiver shall not use or disclose any Confidential Information without the prior written consent of Discloser. This obligation will continue for a period of five (5) years after termination of this Agreement or expiration of the Term, whichever is earlier.

8.2          Confidentiality. Receiver shall restrict dissemination of Confidential Information to those of its employees, directors, professional advisors, contractors, agents and sublicensees (if any) who have an actual need to know, have a legal obligation to protect the confidentiality of such Confidential Information, and in the case of Licensee as Receiver, have completed the training required by Section 8.4. All Confidential Information shall remain the sole property of Discloser and Receiver shall obtain no right of any kind to the Confidential Information disclosed, except as granted under this Agreement.

8.3          Confidentiality and Security Procedures.  Receiver shall prepare and deliver a certificate to Discloser prior to Receiver obtaining any Confidential Information from Discloser, executed by its officer under penalty of perjury, setting forth the confidentiality procedures (“Confidentiality Procedures”) and security measures (“Security Measures”) Receiver will take to protect the Confidential Information.

(a)           Confidentiality Procedures shall include the following: (i) limiting the dissemination of Confidential Information to those on a need-to-know basis, (ii) using proprietary marking on all Confidential Information in tangible form; (iii) use of contractual protections with employees, contractors, agents, and sublicensees (if any) and other third parties; (iv) obtaining acknowledgements from employees that they understand certain information is confidential and may not be disclosed; (vi) using computer passwords and lock-out devices; and (vi) storing Confidential Information in secure areas on Receiver’s computer network.

(b)           Security Measures shall include the following: (i) locks on all doors to the facility; (ii) use of badges for employees; (iii) exclusion of the general public from the facility; (iv) shredding of sensitive documents; and (v) exclusion of visitors from areas where Confidential Information is kept.

8.4          Training of Employees.  Within thirty (30) days from the Effective Date, Licensee shall conduct a training session for all employees to educate such employees on the need to keep Confidential Information secret.

8.5          Restriction Exemption. Nothing contained in this Article 8 shall be construed to restrict Receiver from using or disclosing Confidential Information solely to the extent and solely as required: (a) for regulatory, tax or customs reasons; (b) for audit purposes; (c) by court order or other governmental order or request; or (d) to perform acts permitted by this Agreement, including (i) disclosure by Receiver to third parties undertaking feasibility and evaluation studies, clinical trials and the like on behalf of Receiver, so long as such third parties are under a legal obligation to Receiver to protect the confidentiality of such Confidential Information, or (ii) disclosure by Receiver in connection with the marketing and commercial sale of Licensed Products, to the extent required by law.

9.            Term and Termination.

9.1          Term. Unless otherwise terminated under this Section 9, this Agreement shall continue in effect for a period of twenty (20) years, except that the license rights with respect to any patent within the Patents shall expire on the expiration date of such patent.

9.2          Termination For Breach.

(a)           Either party may terminate this Agreement by giving the other party prior written notice of not less than thirty (30) days in the case of a monetary breach and of not less than ninety (90) days if the other party commits a non-monetary material breach of this Agreement, and such party fails to cure such breach during such thirty (30) or ninety (90) day period, as applicable.

(b)           In the case of a non-monetary breach, the cure period may be extended for such longer period as may reasonably be necessary, in the non-breaching party’s sole judgment, if cure is not reasonably possible within the initial ninety (90) day period, provided the breaching party continues its diligent efforts to cure such breach. No such cancellation and termination shall release the breaching party from any obligations hereunder incurred prior thereto. The breaching party should pay the other party such party’s actual damages. If this Agreement is terminated for Licensee's material breach, Licensor shall be entitled to all funds previously paid by Licensee, together with all studies, information, data, and Improvements generated by Licensee in whole or in part in connection with this Agreement.  Licensee shall immediately cease using the Patents and Know-How and shall immediately cease selling, licensing or transferring the Licensed Products. The parties acknowledge that a violation of this provision would cause irreparable harm to Licensor for which an award of damages may be inadequate compensation.  Accordingly, Licensor may enjoin Licensee from any and all acts in violation of this provision or its intellectual property rights and Licensee hereby consents to the entry of an injunction by any court of competent jurisdiction enjoining any breach or threatened breach of such provision or Licensor’s intellectual property rights, in addition to any other relief Licensor may be entitled to.  If this Agreement is terminated for Licensor's material breach, (i) Licensee shall not be liable for payments not yet due and payable under Article 3 hereof, (ii) Licensor shall return all payment which Licensee has paid, provided that in no event shall Licensor’s liability under this Agreement exceed the total amount of all payments actually received by Licensor from Licensee, and (iii) Licensee shall be entitled to hold all studies, information, data, and Improvements presented by Licensor in whole or in part in connection with this Agreement.

9.3          Termination Due to Cease of Business Operations.

(a)           Licensor may terminate this Agreement on thirty (30) days’ notice if Licensee suspends or unreasonably delays development of Licensed Products, ceases to conduct business, dissolves, or has a receiver or administrator appointed over its business or all of its assets, or is, or becomes, bankrupt.  For purposes of this Agreement, suspending or unreasonably delaying development of the Licensed Products shall include: (i) terminating or withdrawing any application for New Drug Approval with a Regulatory Authority, (ii) termination of any principal manager, director or other Licensor’s executive responsible for any Licensed Product without replacing the individual within thirty (30) days; and (iii) terminating or substantially reducing funding for the development of Licensed Products.

9.4          Return/Destroy Information Upon Termination. If this Agreement is terminated under Section 3.1(e), Section 9.2, Section 9.3 or Section 13, subject to the other terms of this Agreement, Licensee shall within five (5) days return to Licensor (or destroy if Licensor requests) all information, data (including clinical data) relating to the Patents or any Licensed Products.

9.5          Termination of this Agreement shall be without prejudice to any rights of either party against the other which may have accrued up to the date such termination becomes effective.

9.6           All obligations and causes of action accruing to either party under this Agreement shall survive expiration or termination of this Agreement for any reason.

10.          Infringement of Patents.

10.1        Infringement by Third Party.  In the event of an actual or suspected infringement of a Patent by a third party, the following shall apply:

(a)           Notice.  Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Patent. Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

(b)           Licensee’s Right to Bring Infringement Action.  If a third party infringes any Patent in the Territory, Licensee has the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise.

(i)           Licensee shall notify Licensor of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow Licensor the opportunity to discuss with Licensee the choice of counsel for such matter. Licensee shall keep Licensor timely informed of material developments in the prosecution or settlement of such action or proceeding. Licensee shall be responsible for all fees and expenses of any action or proceeding against infringers which Licensee initiates. Licensor shall cooperate fully at Licensee’s expense by joining as a party plaintiff if reasonably requested to do so by Licensee or if required to do so by law to maintain such action or proceeding and by executing and making available such documents as Licensee may reasonably request. Licensor may be represented by counsel in any such legal proceedings, at Licensor's own expense.  In any such action or proceeding Licensee shall not settle or otherwise compromise right or interest of Licensor in any Patent, e.g., agree to reduce the scope of any Valid Claim, without the prior written consent of Licensor.

(ii)           If Licensee elects not to exercise such first right, Licensor shall  have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. Licensee shall cooperate fully by joining as a party plaintiff if reasonably requested to do so by Licensor or if required to do so by law to maintain such action and by executing and making available such documents as Licensor may reasonably request. Licensee may be represented by counsel in any such action, at its own expense.

(c)           Licensee’s Use of Proceeds.  All amounts of every kind and nature recovered from an action or proceeding of infringement brought by Licensee shall be used first to reimburse each party, on a pro rata basis, for its documented and actual costs of expenses in such effort, including attorneys' fees, expert fees and all other related expenses, and the balance shall thereafter be considered Net Sales under this Agreement and subject to royalty payments under Section 3.

(d)           Licensor's Use of Proceeds.  All amounts of every kind and nature recovered from an action or proceeding of infringement brought by Licensor shall be used first to reimburse each party, on a pro rata basis, for its documented and actual costs of expenses in such effort, including attorneys' fees, expert fees and all other related expenses, and the balance shall belong to Licensor.

10.2        Infringement of Third Party Rights.

(a)           If Licensor, its Affiliates, Licensee, its Affiliates, sublicensees, distributors or other customers are sued or threatened with suit in the Territory by a third party alleging infringement of patents or other intellectual property rights that are alleged to cover the manufacture, use, sale, offer for sale, import, export or distribution of one or more Licensed Products, Licensor or Licensee, whichever is relevant, will promptly notify the other in writing and provide a copy of the lawsuit or claim. Licensor shall control the defense and at its expense in any such claim or suit, subject to the following paragraph (b). If Licensee is required to pay a royalty or other amount to a third party to be permitted to manufacture, use, sell, import, export or distribute one or more Licensed Products in the Territory as a result of a final judgment or settlement, the amounts due pursuant to such royalty shall be deductible by Licensee from the royalties payable and accruing to Licensor; however, total deductions may not exceed fifty percent (50%) of royalties otherwise due.

 (b)           Licensee shall fully cooperate with Licensor in the defense of any such action at Licensor’s expense. Licensee has the right to settle any such suit, including the right to grant one or more sublicenses, with Licensor’s prior written approval, which approval shall not unreasonably be withheld, provided that Licensor shall not have the right to surrender, limit, or adversely affect any rights to the Patents or to the Know-How.

11.           Patent Prosecution and Maintenance; Patent Costs; Patent Term Extension.

11.1          Prosecution and Maintenance.  Licensor shall be solely responsible for the preparation, filing, prosecution and maintenance of the Patents in Licensor's name, including oppositions and interferences. Licensor and Licensee shall consult and cooperate with each other, and Licensor shall keep Licensee reasonably informed with respect to the prosecution and maintenance of the Patents hereunder.  As requested from time to time by Licensee, Licensor will provide Licensee with copies of all material documents received or prepared by Licensor in the prosecution and maintenance of the Patents.

11.2          Patent Extensions.  Licensor shall be solely responsible for deciding whether to obtain patent term extensions under the provisions of 35 USC Section 156 for any U.S. Patent and for non-U.S. Patents under similar provisions of law of other countries involving a Licensed Product that has obtained Regulatory Approval.

11.3          Patent Costs. Licensor shall notify Licensee each time a Patent is available to be nationalized in the Territory.  Within twenty (20) business days of Licensee’s receipt of such notice, Licensee shall reply to Licensor in writing stating which countries within the Territory Licensee agrees to nationalize such Patent in.  Licensee shall reimburse Licensor for costs incurred after the Effective Date of nationalizing and maintaining the Patents in Hong Kong, Taiwan and Macau.  Licensor shall invoice Licensee for all such costs as such costs are incurred.  Licensee shall pay such invoice(s) within thirty (30) days of Licensee’s receipt of such invoice(s).  The payment terms set forth in Section 3.3 shall apply to all payments made pursuant to this Section 11.3.  If any payment due pursuant to this Section 3.3 is not paid within six (6)-months of the date on which Licensee received the first invoice for such cost, the license granted pursuant to Section 2.1 shall automatically terminate with respect to Patent(s) and the country(ies) to which the late payment relates.

12.           Trademark.  Licensee may use the Trademark in connection with any marketing, advertising and promotional material approved in writing by Licensor prior to use by Licensor.  The Trademark shall be owned by Licensor, and Licensee has no claims or rights in or to the Trademark. In the event Licensee intends to use the Trademark, the parties shall work together to engage a qualified trademark agent, at Licensee’s expense to register the Trademark in the People’s Republic of China and carry out other activities related to the registration and protection of the Trademark in the Territory. Upon expiration or termination of this Agreement for any reason, Licensee will immediately cease all use of the Trademark and shall cause any sublicensee or Affiliate of Licensee using the Trademark to immediately cease all use of the Trademark and, at Licensee’s election, either destroy or deliver to Licensor all materials in Licensee’s control or possession which bear such Trademark.  All goodwill and other rights accruing from any use of the Trademark belong to Licensor, and Licensee shall take all actions requested by Licensor to ensure such rights are maintained and preserved for Licensor.  Licensee shall not take any action, including attempting to register any mark or commercial symbol which might be considered confusingly similar to the Trademark, or which shall decrease the scope of or otherwise affect Licensor’s rights in the Trademark.  This Section 12 shall survive any termination or expiration of this Agreement.  The foregoing shall not prevent Licensee from adopting a new trademark for the Licensed Products, but such new trademark shall not be confusingly similar to the Trademark or otherwise decrease the scope of or otherwise affect Licensor’s rights in such Trademark.

13.           Quality Control.  To continue to use the Trademark, all Licensed Products shall be of at least standard quality and shall meet or exceed any and all governmental and industry standards, regulations, guidelines regarding such products. Licensor has the right to inspect any manufacturing facility and/or Licensed Product at any time upon five (5) business days’ notice for compliance with this Section 13. Licensee will present and promote the Licensed Products fairly and in compliance with all federal, state and local laws, regulations and ordinances in the Territory.

14.           Miscellaneous.

14.1         Force Majeure.  If the performance by a party of any of its obligations under this Agreement shall be prevented by circumstances beyond its reasonable control that could not have been avoided by the exercise of reasonable diligence, then such party shall be excused from the performance of that obligation for the duration of the event. The affected party shall promptly notify the other party in writing should such circumstances arise, give an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable. However, nor force majeure event shall reduce or delay the obligation of timely payment.

14.2         Notices.  Any notice required to be given or made under this Agreement by one of the parties to the other shall be deemed to have been given upon: (a) receipt if sent by certified or registered mail, postage prepaid, return receipt requested; (b) delivery if sent by a courier service that confirms delivery in writing; (c) the date of personal delivery; or (d) the date sent by facsimile, with a confirmation copy sent via international courier, in each case to the address indicated below, or to such other address as the addressee has last furnished in writing to the addressor in compliance with this Section 14.2.

If to Licensor:
      Cleveland BioLabs, Inc.
Attn: Michael Fonstein, Ph.D., President and CEO
73 High Street
Buffalo, NY 14213
Fax: +1 (716) 849-6820
Phone: +1 (716) 849-6810
Email: Michael@cbiolabs.com

If to Licensee:

      Zhejiang Hisun Pharmaceutical Co., Ltd.
      Attn: Bai Hua, President and CEO
      46 Waisha Road Jiaojiang Taizhou Zhejiang
      Fax: 0086-576-88827887
Phone: 0086-576-88827978
Email: office@hisunpharm.com

14.3        Adjudication of Disputes.

(a)           Governing Law/Jurisdiction.  The agreement shall be governed by and interpreted in accordance with the substantive laws of Singapore. Courts within Singapore will have jurisdiction over all disputes between the parties arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts.  Each of the parties waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that: (a) such party is not personally subject to the jurisdiction of such courts; (b) such party and such party’s property is immune from any legal process issued by such courts; or (c) any litigation commenced in such courts is brought in an inconvenient forum.

(b)           Negotiation.  In the event of any controversy or claim arising out or relating to this Agreement, including those concerning its validity, existence, interpretation, execution or rescission/termination (a “Dispute”), the parties shall first attempt to settle it amicably by negotiation.

(c)           Hague Convention.  The parties hereby consent to service of process in any Dispute that is in accordance with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.  Notwithstanding the foregoing, Discloser has the unrestricted right at any time to seek a court injunction or similar relief prohibiting Receiver from making unauthorized disclosure or use of Discloser’s Confidential Information. The prevailing party in any dispute shall be entitled to recover its reasonable attorneys fees and costs.

14.4           Entire Agreement.  This Agreement and the attached Exhibits contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the parties hereto.

14.5           Counterparts.  This Agreement may be executed in two or more counterparts, any of which may be executed and delivered via facsimile or other electronic delivery, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.6           Severability/Headings.  If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the parties’ original intent. The captions and headings used in this Agreement are for reference only and are not to be construed in any way as terms or used to interpret the provisions of this Agreement.

14.7           Assignment.  Neither party may without written approval of the other assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that (i) either party may assign this Agreement without consent to a third party that acquires all or substantially all of the business to which this Agreement pertains, or, (ii) either party may assign this Agreement in whole or part to any Affiliate or sublicensee of that party and the assigning party shall and hereby guarantees the performance by such Affiliates and sublicensees.

14.8           Independent Contractor.  It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party hereto is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one party shall not be deemed to be employees, servants and agents of the other party for any purpose whatsoever.

14.9           Publicity.  Within two (2) days following the Effective Date both parties shall agree to and approve a form of press release or other public announcement concerning the execution of this Agreement to be released by both Licensor and Licensee.

14.10         Expenses. Each party shall bear its own expenses in connection with the preparation and negotiation of this Agreement.

14.11         Licensee Clinical Studies and New Drug Administrative Protection.  Licensee's clinical trials and New Drug Administrative Protection application will be managed with the help of the People’s Republic of China’s National Engineering Research Center for the Development of New Drugs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Cleveland BioLabs, Inc.

By:	/s/ Michael Fonstein

Name: Michael Fonstein, Ph.D.
Title: President and CEO

Zhejiang Hisun Pharmaceutical Co., Ltd.:

By:	/s/ Bai Hua

Name: Bai Hua
Title: President and CEO

EXHIBIT A

CHEMICAL STRUCTURE OF LICENSED PRODUCT

To be provided in accordance with Section 4.1.

EXHIBIT A-1

LICENSED PRODUCT SPECIFICATIONS

To be provided in accordance with Section 4.1.

EXHIBIT B

PATENTS

Application Name	Priority Date	Application # / country ID	Country	Status

Methods of Protecting Against Apoptosis Using Lipopeptides	June 13, 2005	200680029336.4	China	pending

Methods of Protecting Against Apoptosis Using Lipopeptides	June 13, 2005	09100988.5	Hong Kong	pending

Method of Increasing Hematopoietic Stem Cells[1]	January 9, 2007	PCT/US2008/50644	PCT	pending

1 When such patent application enters into the nationalization phase, Licensor shall nationalize such application in the Territory, subject to Section 11.3 of the Agreement.

EXHIBIT C

WORK PLAN

[To be provided by Licensee within thirty (30) days of the Effective Date.]

EXHIBIT D

LICENSOR CONSULTING RATES

Title	Hourly Rate (USD)
CSO, Inventor	$225
CEO	$220
COO	$200
CMO	$200
Project Leader - CBLB612	$190
Sr. Toxicologist	$150
Sr. VP - Drug Development	$150
Director of Chemistry	$140
Director of CMC	$140
Director of Regulatory Affairs*	$275

* Consultant Rate